EXHIBIT 5.1


                   [WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]

                                December 29, 2006

Citizens Banking Corporation
328 S. Saginaw Street
Flint, Michigan 48502


Ladies and Gentlemen:

            We have acted as special counsel to Citizens Banking Corporation, a Michigan corporation ("CITIZENS"), in connection with the proposed merger (the "MERGER") of Republic Bancorp Inc., a Michigan corporation ("REPUBLIC"), with and into Citizens, pursuant to the Agreement and Plan of Merger, dated as of June 26, 2006 and amended on October 16, 2006, by and between Republic and Citizens (as amended, the "MERGER AGREEMENT"). At your request, and pursuant to
Section 7.2(c) of the Merger Agreement, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.

            For purposes of the opinion set forth below, we have relied, with the consent of Citizens and the consent of Republic, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Citizens and Republic dated the date hereof, and have assumed that such statements and representations will be accurate and complete as of the Effective Time (as if made as of such time) and that all such statements and representations made to the knowledge or belief of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Form S-4 and the Joint Proxy Statement contained therein, each as amended or supplemented through the date hereof.

            We have also assumed that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Merger will qualify as a statutory merger under the applicable laws of the State of Michigan and (iii) the Merger will be reported by Citizens and Republic on their respective federal income tax returns in a manner consistent with the opinion set forth below.

            Based upon and subject to the foregoing, it is our opinion that, for United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

            This opinion relates solely to certain United States federal income tax consequences of the Merger, and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the


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Citizens Banking Corporation
Page 2

income tax. We are furnishing this opinion to you solely in connection with the Merger, and this opinion is not to be relied upon by any other person or for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 1 on Form S-8 to Form S-4. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.




                                      Very truly yours,

                                      /s/ Wachtell, Lipton, Rosen & Katz